Media Contact:
Ryan Leverenz
Director, Corporate Communications
(415) 999-1418
pr@crailar.com

Investor Contact:
Mark McPartland
MZ Group
(646) 593-7140
ir@crailar.com

Corporate Officer:
Guy Prevost
CFO
(866) 436-7869
ir@crailar.com

CRAiLAR Technologies Expands Investor Relations With MZ Group

Victoria, B.C. and Portland, Ore. (February 11, 2013) - CRAiLAR Technologies Inc. ("CRAiLAR" or the "Company") (TSXV: CL) (OTCBB: CRLRF) announced today that it has retained MZ Group as its investor relations advisor in Canada and the U.S.

MZ Group will assist CRAiLAR with communicating its corporate, financial and investor related developments to shareholders and investors, as well as expanding its shareholder base, particularly in the United States and Canada.

"We are excited about bringing on MZ Group's expertise in growing shareholder awareness and investment for companies of our size," said Ken Barker, CEO of CRAiLAR. "With our manufacturing facility in operation and the resulting move toward revenues, our intent to seek a listing on a more senior exchange in the United States, and the growing support from investment banking analysts through coverage, our Company is at a critical stage for articulating the unique value proposition CRAiLAR Flax Fiber delivers to the marketplace."

The Company has received analyst coverage from Beacon Securities, Cormark Securities and most recently, Euro Pacific Canada. It also announced in January that it has partnered with Difference Capital out of Toronto. MZ Group's activities will work in concert with Difference Capital.

"We are excited about the opportunity to be CRAiLAR's investor relations partner," stated Ted Haberfield, President of MZ Group North America. "Retail and institutional investors we communicate with frequently are looking for companies with disruptive technology and products, a clear path to success, and a seasoned management team capable of executing. CRAiLAR meets all of these criteria. We understand how to customize and execute a targeted and effective IR program, and we look forward to working with CRAiLAR's executive management team to position CRAiLAR for success in the public markets."

The Company's initial one-year engagement with the MZ Group calls for the payment of $8,000 per month, the granting of a vesting stock option over 12 months to acquire up to an aggregate of 50,000 common shares of CRAiLAR at current market price and for the reimbursement of pre-approved and reasonable expenses associated with the services to be provided under such engagement. Guidance Counsel, the Company's Investor Relations consultants since August 2010 will continue to play a strategic advisory role to the executive team at CRAiLAR.

About MZ Group

MZ Group, subsidiary of @titude Global, a multinational company and the world's largest independent global investor relations consulting firm, provides investor relations, corporate communications, market intelligence, corporate governance and technology products and services. Founded in 1999, MZ Group focuses on innovation and personalized services, supported by its exclusive "one-stop-shop" business model. With offices in São Paulo, New York, Chicago, San Diego, Vancouver, Hong Kong, Beijing, Shanghai, Taipei and Mumbai, MZ has approximately 350 professionals who serve over 580 clients in 12 countries. For more information, please visit www.mzgroup.com.

About CRAiLAR Technologies Inc.

CRAiLAR(R) Technologies Inc., previously Naturally Advanced Technologies Inc., offers cost-effective and environmentally sustainable natural fiber in the form of flax, hemp and other bast fibers for use in textile, industrial, energy, medical and composite material applications. Produced using a fraction of water and chemical inputs compared with other natural fibers, CRAiLAR Flax is the newest natural fiber introduction to the market in decades. The Company supplies its CRAiLAR Flax to HanesBrands, Georgia-Pacific, Brilliant Global Knitwear, Tuscarora Yarns, Target Corp. and Kowa Company for commercial use, and to Levi Strauss & Co., Cintas, Carhartt, Ashland, PVH Corp. and Lenzing for evaluation and development. The Company was founded in 1998 as a provider of environmentally friendly, socially responsible clothing. For more information, visit www.crailar.com.

ADVISORY: This press release contains forward looking statements which may include statements concerning completion of any proposed acquisitions, capital programs, debt, funds flow from operations, and the anticipated use of the net proceeds of the Private Placement. Although CL believes that the expectations reflected in these forward looking statements are reasonable, undue reliance should not be placed on them because CL can give no assurance that they will prove to be correct. Since forward looking statements address future events and conditions, by their very nature they involve inherent risks and uncertainties. Any proposed acquisition may not be completed if required approvals or some other condition to closing is not satisfied. Accordingly, there is a risk that any proposed acquisition or offering will not be completed within the anticipated time or at all. The intended use of the net proceeds of the Private Placement by CL might change if the board of directors of CL determines that it would be in the best interests of CL to deploy the proceeds for some other purpose.

The forward looking statements contained in this press release are made as of the date hereof and CL undertakes no obligations to update publicly or revise any forward looking statements or information, whether as a result of new information, future events or otherwise, unless so required by applicable securities laws.

The TSX Venture Exchange has neither approved nor disapproved the contents of this press release.

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